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April 9, 2003


Description of Issuance, Transfer and Redemption Procedures for Policies Supported by Transamerica Occidental Life Separate Account VUL-5 and Issued by Transamerica Occidental Life Insurance Company

The Transamerica Occidental Life Separate Account VUL-5 ("Separate Account") of Transamerica Occidental Life Insurance Company ("Company" and "we") is registered under the Investment Company Act of 1940 ("1940 Act") as a unit investment trust. The Separate Account is available in the Policy, the TransUltra(R) Variable Universal Life insurance policy ("TransUltra VUL"). The Policy is a flexible premium variable life insurance policy registered with the Securities and Exchange Commission under the Securities Act of 1933. There are currently 19 sub-accounts within the Separate Account. Procedures apply equally to each sub-account and for purposes of this description are defined in terms of the Separate Account, except where a discussion of both the Separate Account and the individual sub-accounts is necessary. Each sub-account invests in shares of a corresponding portfolio. Currently, there are 19 portfolios available from nine mutual fund companies. The investment experience of a sub-account of the Separate Account depends on the investment performance of its corresponding portfolio. Although flexible premium variable life insurance policies funded through the Separate Account may also provide for fixed benefits supported by the Company's General Account, this description assumes that net payments are allocated exclusively to the Separate Account and that all transactions involve only the sub-accounts of the Separate Account, except as otherwise explicitly stated herein.

This memorandum hereby incorporates by reference the prospectus for the TransUltra Variable Universal Life Insurance policies as amended from time to time.

1. "Public Offering Price" Purchase and Related Transactions - Section 22(d) and Rule 22c-1

This section outlines Policy provisions and administrative procedures that might be deemed to constitute, either directly or indirectly, a "purchase" transaction. Because of the insurance nature of the policies, the procedures involved necessarily differ in certain significant respects from the purchase procedures for mutual funds and annuity plans. The chief differences revolve around the structure of the monthly deductions and the insurance underwriting process. Certain Policy provisions, such as reinstatement and loan repayment, do not result in the issuance of a Policy but require certain payments by the Policy owners and involve a transfer of assets supporting Policy reserve into the Separate Account.

         a. Offer of the Policies, Application and Issuance, Layers, Premiums, Underwriting Standards, and Monthly Deduction Rates.

         Offer of the Policies. We offer Policies generally to proposed insureds between the ages of 16 and 89 who qualify for insurance according to our current underwriting standards and who qualify for at least $25,000 of face amount of insurance. Ages are determined as of the individual's age on his or her birthday nearest the Policy Date, if the application is approved. The amount of insurance is requested by the proposed Policy Owner on the application. We may approve the amount requested or, instead, approve a different, lesser amount. We may also decline to approve any amount of insurance on the proposed insured.

         Application and Issuance. Upon receipt of a completed application from a prospective Policy Owner, the Company will follow our insurance underwriting procedures to allow us to determine whether the proposed insured is insurable and, if so, the applicable underwriting class which applies to the insured. This process may involve such verification procedures as medical examinations and may require that further information be provided by the proposed Policy Owner and/or proposed insured, if other than the proposed Policy Owner, before a determination can be made. A Policy cannot be issued until this underwriting procedure has been completed and we have approved the application. We may not require medical evidence if the application for TransUltra VUL is based on the conversion of term insurance coverage we issued on the proposed insured for the TransUltra VUL Policy. We may decline applications and not issue insurance if the proposed insured does not qualify under our underwriting guidelines, or the application for other reasons does not meet our underwriting guidelines. We may terminate our underwriting on a case if we do not receive, on a timely basis, medical and other information necessary for us to reach an underwriting decision.

         Except as otherwise provided under the provisions of the conditional receipt, no insurance coverage under the Policy will be in effect until all the following conditions have been met:

         We approve the application.
         The Policy is delivered to the Policy Owner while the insured is alive and in good health, and all statements on the application remain true and complete.
         The initial premium for the Policy is paid while the insured is alive.


         If the Policy is issued with one or more delivery requirements which the Proposed Owner must accept and return to us (generally through our agent), then the Policy will not be in force until all delivery requirements are accepted and we receive notice of acceptance at our Administrative Office, in addition to the other conditions noted above being met.

         If at the time of application a proposed Policy Owner makes a sufficient payment (generally, an amount equal to at least one monthly required premium for the Policy as applied for), the Company will provide fixed conditional insurance in the amount of insurance applied for, up to a maximum of $250,000, pending underwriting approval and subject to completion of all conditions of the conditional receipt which provides the fixed, conditional insurance. We generally do not accept payments at the time of application if the amount applied for exceeds $1,000,000.

         If the application is approved, the Policy generally will be issued within one valuation date of the date we approve the application. Generally, the Policy Date will be the date we approve the Policy for issue plus two calendar days. Different Policy Dates may be established, however, as described below. The Policy Date is the date from which insurance coverage will be provided, if the Policy is delivered and the initial premium is paid while the insured is alive. Monthly Deductions for a Policy, which include charges related to providing insurance, among other things, commence as of the Policy Date.

         The Policy Date will be established differently, however, under the following conditions:

         If the initial premium will be paid pursuant to an IRC Section 1035 Exchange, the Policy Date will be the date of the other company's surrender check.
         If requested by the proposed Policy Owner and approved by us, we will backdate the Policy Date consistent with state regulations and our underwriting rules and practices. We require the Policy Owner sign an amendment to the application requesting that the Policy be backdated. Backdating a Policy is generally requested to obtain the lower monthly deduction rates associated with a Policy Date reflecting a younger age for the insured. Since we assess Monthly Deductions beginning with the Policy Date, however, backdating a Policy also results in the payment of Monthly Deductions for a period during which no insurance coverage existed.
         If the initial premium for the Policy is paid after the Policy is issued and delivered, once we receive the initial premium we amend the Policy Date to the date the Policy was delivered and the initial premium was paid over to our agent. If amending the Policy Date in that manner would change the insurance age of the insured, we will instead bring the new Policy Date to the most current date possible without changing the insurance age of the insured.
         If the Policy is issued subject to delivery requirements being completed and returned to us, once we receive the last delivery requirement we amend the Policy Date to the date the Policy was delivered and, if applicable, the initial premium was paid over to our agent. If amending the Policy Date in that manner would change the insurance age of the insured, we will instead bring the new Policy Date to the most current date possible without changing the insurance age of the insured.
         If requested by the agent or proposed Policy Owner, we will treat two or more applications as a "set" and will not approve any application in the set until all applications in the set can be approved. In that situation, all applications in the set will have a common Policy Date which will be based on the date the last application in the set is approved by us, unless a different date was requested and we approved the request.

         While we currently do not so limit the Policy Dates we use, we reserve the right to limit Policy Dates to the 1st - 28th of any month. If we do so limit policies to these dates, policies that may have otherwise been dated on these excluded dates (29th, 30th or 31st of any month) will be dated the 1st of the following month.

         These processing procedures are designed to provide insurance, starting with the date of the application, to the proposed Policy Owner in connection with payments at the time of application subject to all the conditions of the conditional receipt, and these procedures will not dilute any benefit payable to any existing Policy Owner. Although a Policy cannot be issued until the underwriting process has been completed, the proposed Policy Owner will receive immediate insurance coverage, if he or she has made an initial payment and the proposed insured proves to be insurable, after the completion of all requirements under the conditional receipt.

         The procedures regarding Policy Dates for policies issued subject to completion of delivery requirements and/or collection of the initial premium are designed to charge Monthly Deductions only from the date from which insurance coverage under the Policy became effective.

         The Company will require that the Policy be delivered within a specific delivery period to protect itself against anti-selection by the prospective Policy Owner resulting from a deterioration of the health of the proposed insured. Generally, the period will not exceed 15 days from the date the Policy is issued.

         Layers. TransUltra VUL permits the Policy Owner to request increases in the face increase amount of coverage beginning in the second policy year. An increase in face amount is referred to as a "layer" of coverage. We require evidence of insurability satisfactory to us before we will approve a request for a face amount increase. We may decline an application for an increase. Layers may be added, based on our approval, if the insured is no older than 80 years old on the layer date (date the layer coverage is effective). Layers added to a policy are effective on a policy anniversary. The effective date of a layer is called the layer date. Generally, we may approve a layer to be effective not more than one month after the approval date, nor more than six months prior to the approval date. Any coverage made effective prior to the approval date must be requested in writing by the Policy Owner. There is no free look period for a layer.


         Premiums. The minimum initial premium required to put the Policy in force generally is an amount sufficient to pay one month of the required premium amount beyond the current date. We specify the minimum initial premium due on the delivery notice we provide our agent.

         Premium payments generally are not limited as to frequency and number, but the following limitations do apply:

         There is a required premium amount which must be paid during the required premium period in order to keep the policy in-force. The required premium period for the base policy is 10 years if the insured is less than 81 years old on the Policy Date. The required premium period for the base policy is five years if the insured is more than 80 years old on the Policy Date. Each layer has its own ten year required premium period, beginning on the layer date for each layer. The amount of the required premium is selected by the Proposed Owner on the application. We determine a minimum and a maximum required premium amount for each base Policy, based on the age, sex, and underwriting classification of the proposed insured, the face amount of insurance, and other criteria. The Proposed Owner must elect to pay an amount at least equal to the minimum required premium amount we determine for the base Policy. The Proposed Owner may pay more than the maximum required premium amount we determine for the base Policy, subject to other premium payment limitations. Within limits, the amounts may be paid cumulatively in advance. Similarly for each layer, we determine a minimum and a maximum required premium amount for the layer. The Policy Owner must elect an amount, not less than the minimum required premium amount, which the Policy Owner agrees to pay during the required premium period. The required premium amount must be met each layer year during the required premium period to keep the Policy in-force.
         There are specified minimum premium amounts (Select Monthly Premiums) that must be paid to keep the Endorsement to Modify Grace Period in-force. These may be paid cumulatively in advance, within limits. Premium paid in advance of the policy year in which it is due will reflect a time value of money at 4%, as specified in the endorsement. This provides for discounting of the Select Monthly Premiums when those premiums are paid in advance. If a layer is added to the Policy, any Select Monthly Premiums for the Policy will be increased prospectively, as of the layer date, to reflect the effect of the face amount increase.
         No premium payments may be made on or after the policy anniversary nearest the insured's 100th birthday. No premium payment may be less than $25 without the Company's consent. We reserve the right to refund any unscheduled premium during a particular policy year if the total premium paid: (a) increases the difference between the death benefit and the accumulation value; and (b) is more than 1% of the face amount and more than three times the total of the monthly deductions for the last year. We also reserve the right to refund any unscheduled premiums that exceed $25,000 in any 12-month period.

               Any portion of a premium which would cause a Policy to be considered a Modified Endowment Contract ("MEC") under Code
               Section 7702A ("excess premium") will not be accepted by us except as otherwise specified below. We will notify the policy owner if we receive such excess premium. We will refund the excess premium not later than two weeks after we receive it, unless (a) on the date of refund the excess premium would no longer cause the Policy to be a MEC; or (b) the policy owner gives us written authorization to apply the excess premium notwithstanding the potential tax issues involved. Alternatively, if the policy owner requests, we may agree to hold all or any portion of a premium for a reasonable length of time until the amount held can be applied to a Policy without causing it to be a MEC. In the above cases, we will treat the excess premium as having been received on the date the excess premium would no longer create a MEC, or the date we receive the signed acknowledgment. We will then process it accordingly. Finally, the owner may submit a written authorization to us with the premium payment instructing us to apply the entire premium to the policy even though applying the entire premium would cause the policy to become a MEC. In that event, we will treat such authorization as the signed acknowledgment noted above and will credit the net premium to the policy according to our regular premium allocation rules.

         Any portion of a premium which would cause a Policy to be considered a MEC will not be accepted by us. We will notify the policy owner if we receive such premium. We will refund the premium not later than two weeks after we receive it, unless (a) on the date of refund the premium would no longer cause the Policy to be a MEC; or (b) the policy owner gives us written authorization to apply the premium notwithstanding the tax issues. In the above cases, we will treat the excess premium as having been received on the date the excess premium would no longer create a MEC or the date we receive the signed acknowledgment. We will then process it accordingly. The owner may submit a written authorization to us with the premium payment instructing us to apply the premium to the policy even though applying that premium would cause the policy to become a MEC. In that event, we will treat such authorization as the signed acknowledgment noted above and will credit the net premium to the policy according to our regular premium allocation rules.

         Except for the required premium amounts during any required premium period, there are no premiums that are required under the Policy. The Policy may enter grace and subsequently may lapse, however, if premiums sufficient to keep the Policy in force are not paid. There are select premium requirements that must be satisfied to maintain the Endorsement to Modify Grace Period, if that endorsement is made a part of the Policy.

         At the end of each Policy or Layer Year during any Required Premium Period, we determine whether the required premium has been met for that year. If so, we will add a Premium Qualification Credit to the base policy and/or the layer on the Policy or Layer Anniversary immediately following the end of the Policy or Layer Year for which the credit is earned. We add the credit to the base policy when the required premium for the base policy is paid. We add the credit to the layer involved when the required premium for that layer is paid. The Premium Qualification Credit is allocated to the investment options for the Policy according to the current premium allocation instructions we have for the Policy. If the Policy or Layer Anniversary is not a valuation date, we will allocate the Premium Qualification Credit on the next valuation date immediately following the Policy or Layer Anniversary.

         Underwriting Standards and Classifications. Currently, we classify insureds into different underwriting classes based on our underwriting standards and guidelines. These classifications are:

         Preferred Non-smoker
         Preferred Smoker
         Standard Non-smoker
         Standard Smoker

         We increase rates in each Standard class to reflect the increased mortality reflected in sub-standard ratings, or what we refer to as "extra" ratings. Generally, for the same face amount of insurance, we charge lower monthly deduction rates for the same insured if he or she qualifies for our Preferred class compared to the rates we would charge if the insured qualified for our Standard class, assuming the same smoker or non-smoker classification. Generally, we charge lower monthly deduction rates for those insureds who qualify for non-smoker rates within a class compared to those who are placed in the smoker category within a class. For example, on any specific policy, the monthly deduction rates for an insured placed in our Preferred Non-smoker class will generally be less than the rates for that same insured if the insured were placed in our Preferred Smoker class.

         The same insured may be classified differently on the base policy and on each layer added, since we underwrite the insured individual separately for the base policy and for each layer. It is our practice to apply improvements in underwriting classifications (for example, change from smoker to non-smoker status) prospectively to the entire policy.

         We currently also provide different monthly deduction rates based on the "band" for the face amount of insurance on the base coverage. Generally, the monthly deduction rates for the insured will decrease at each band we have established. The bands currently are:

o        $25,000 - $49,999
o        $50,000 - $99,999
o        $100,000 - $249,999
o        $250,000 - $499,999
o        $500,000 - $999,999
o        $1,000,000 - $2,999,999
o        $3,000,000 - $4,999,999
o        $5,000,000 - $9,999,999
o        $10,000,000 and above


         We do not decrease the monthly deduction rates for face amounts of $5,000,000 through $9,999,999 or for $10,000,000 and above. Rather, for those two bands, we reduce the Administrative Charge deducted from gross premiums. The Administrative Charge for Policies with face amounts of $5,000,000 through $9,999,999 is 6.5% , rather than 7% which applies to premiums paid on Policies with face amounts less than $5,000,000. The Administrative Charge for Policies with face amounts of $10,000,000 or more is 6.25%.

         The band which applies to a Policy is based on the total face amount of the Policy. This includes the face amount of the base policy plus the face amount of each layer. Adding a layer increases the total face amount of the policy and may result in changing the band for the policy. If the face increase puts the total face amount of the policy in a higher band, the new band will apply to the base policy and each layer beginning on the layer effective date for any monthly deductions and, if applicable, administrative charges taken after the face increase is approved and added to the Policy. Although a layer may be backdated, this does not affect any transactions posted to the Policy prior to the date the layer was added to the Policy after it was approved by us.

         If requested, we may determine the band for two or more TransUltra VUL Policies by aggregating the base policy coverage on all such Policies. The band determined at issue by aggregation will apply to all such TransUltra VUL Policies included for aggregation purposes. The band for these Policies will not change as a result of future face amount increases or decreases.

         Monthly Deduction Rates. Monthly deduction rates for a Policy may change due to certain policy changes, including face amount increases and face amount decreases, the effects of certain distributions from the Policy, and changes in underwriting classes based on new underwriting evidence we review and approve.

         The monthly deduction rates for the base policy are based on the insured's underwriting classification, including extra rating adjustments, for the base policy, as well as the person's sex, age at issue, the face amount of insurance for the policy, and the policy duration. The monthly deduction rates for a layer are based on the insured's underwriting classification, including extra rating adjustments, for the layer, as well as the person's sex, age as of the layer date, the face amount of insurance for the policy, and the layer duration. An insured may be placed in different underwriting classes on the base policy and on each layer.

         The underwriting classification of the insured may also affect the monthly deduction rates applicable for certain riders, if such riders are added to the Policy.

         Monthly deduction rates for the policies will not be the same for all Policy Owners. The insurance principle of pooling and distribution of mortality risk is based upon the assumption that each Policy Owner pays a monthly deductions based in part on monthly deduction rates commensurate with the insured's mortality risk, which is actuarially determined based upon factors such as age, health and occupation. In the context of life insurance, a uniform mortality charge for all insureds would discriminate unfairly in favor of those insureds representing greater mortality risks to the disadvantage of those representing lesser risks. Accordingly, there will be a different "price" for each actuarial category of insureds because different monthly deduction rates will apply. While not all insureds will be subject to the same monthly deduction rates, there will be a single "rate" for all insureds in a given actuarial category. The Policies will be offered and sold pursuant to the Company's underwriting standards and in accordance with state insurance laws. Such laws prohibit unfair discrimination among insureds, but recognize that payments must be based upon factors such as age, health and occupation. Tables showing the maximum monthly deduction rates will be delivered as part of the Policy. We may charge less than the maximum rates. The current Monthly Deduction Rates for the base policy are guaranteed during the required premium period for the base policy. The current Monthly Deduction Rates for a layer are guaranteed during the required premium period for the layer.


         b.       Premium Processing

         The Policy will not be in force until the initial premium is paid, among other conditions.

         The Policy Owner may allocate net premiums among the Fixed Account (part of the Company's General Account) and the sub-accounts of the Separate Account. We may limit the maximum number of sub-accounts on a Policy that may have value in them. Currently, Policy Owners may invest in up to all 19 sub-accounts plus the fixed account. Allocations must be specified in whole percentages, and the minimum percentage allocation is 1%. The Policy Owner indicates the premium allocation election on the application. The Policy Owner may change the allocation of net payments at any time by providing written or telephone notice (subject to telephone access privilege rules we set) to our Administrative Office. The change will be effective as of the valuation date we receive the notice for premiums received on or after the date we receive the notice. Although we currently do not assess a charge for a premium allocation change, we reserve the right to impose a charge of up to $25 per allocation change. The premium allocation election applies equally to the base policy and to each layer.

         Each Policy has a Reallocation Date assigned to it. The Reallocation Date is currently set as 25 calendar days from the date we approve the Policy for issuance. We reserve the right to change these rules in the future, including extending or shortening the period between the date we issue the Policy and the Reallocation Date; and providing different periods for different Policies, based on the free look provisions applicable to the Policy or other reasonable criteria. Reallocation dates do not apply to layers.

         Premiums credited to the Policy before the Reallocation Date initially will be allocated, net of the administrative charge, to the Policy as follows: (a) amounts designated for the Fixed Account will be allocated to the Fixed Account; and (b) amounts designated for the Separate Account will be allocated to the Money Market sub-account which invests in the Transamerica Variable Insurance Fund, Inc. Money Market Portfolio ("Money Market sub-account"). On the Reallocation Date, amounts allocated to the Money Market sub-account, along with investment gains, if any, on such amounts, will be reallocated among the sub-accounts according to the current premium allocation instructions from the Policy Owner.

         Premiums credited to the Policy on or after the Reallocation Date will be allocated, net of the administrative charge, directly to the investment options selected by the Policy Owner on the most current premium allocation election received by us.


         We do not add any interest to amounts received by us prior to the date we approve and issue the Policy. Such amounts received by us are held in our General Account. If we return the application (for example, because we decline the application), we will issue a refund check in the amount of the payment to us. Our check will be made payable to the proposed owner.

         If the application is approved and the Policy is issued, we allocate the initial net premium no later than the second valuation day following the latest of:

         The valuation date we approve the Policy for issue.
         The Policy Date.
         The valuation date we receive the initial premium.
         The date we receive the last delivery requirement.

         Premiums subsequent to the initial premium will be credited to the Policy on the valuation date on which we receive the premium. Premiums received by us on a day that is not a valuation date will be credited on the next valuation date.


         Net premiums received by us after a layer has been added will be allocated among the base policy and layers as follows. Required premiums refer to amounts calculated under the required premium feature of the Policy.

1. The net premium will first be applied to any required premiums not yet paid that are due by the end of the current policy or layer year. Amounts so applied will be allocated in proportion to such required premiums not yet paid for the base policy and each layer.

2. Any remaining net premium will next be applied to any required premiums not yet paid for future policy and layer years. Amounts so applied will be allocated in proportion to the amounts required to meet the future required premiums for the base policy and each layer.

3. The remainder, if any, will be allocated in proportion to the required premium most recently in effect for the base policy and each layer.

         c. Repayment of Loan

         The Policy Owner may repay any part of any outstanding loan at any time while the insured is living.

         If the Policy Owner wishes to make a loan repayment, the Policy Owner must tell us that the payment is for that purpose. Unless the payment is clearly marked as a loan repayment, we will assume it is a premium payment (unless it is received after the policy anniversary nearest Exact Age 100). When we receive a loan repayment, we will apply it to the Loan Account and then transfer the loan repayment to the investment options according to the allocation percentages provided in the most recent premium allocation election we received from the Policy Owner. The loan repayment will be allocated to the designated investment options on the valuation date on which we receive the loan repayment. If we receive the loan repayment on a date that is not a valuation date, we will allocate the loan repayment on the next valuation date.

         If there are one or more layers on a Policy, any loan repayment will first be allocated among the base policy and layers as follows:

1. The loan repayment will be applied first to the most recent loan taken, then to the next most recent loans in reverse order, and then to the oldest loan.

2. Within a particular loan (by date taken), the loan repayment will be applied first to the base policy and then to the oldest layers in order.



         d. Policy Reinstatement

         A Policy will enter a grace period under certain conditions. These conditions vary based on the duration of the policy, among other things. During any required premium period, a grace period is a period of 61 days beginning on: (a) a policy or layer anniversary on which the cumulative required premium amounts for the base policy or a layer have not been met; or (b) a monthly policy date when the accumulation value minus any existing loan is less than the monthly deduction due. After the end of any required premium period and prior to the policy anniversary nearest the insured's 100th birthday, a grace period is a period of 61 days beginning on a monthly policy date when the accumulation value minus any outstanding loan is less than the monthly deduction due. If the Endorsement to Modify Grace Period is in-force, however, the Policy will not enter grace because the monthly deduction due exceeds the accumulation value minus any outstanding loan. The Endorsement to Modify Grace Period does not prevent the Policy from entering grace due to failure to meet the cumulative required premium amounts for the base policy or a layer.

         After the policy anniversary nearest Exact Age 100, a grace period is a period of 61 days beginning on a policy anniversary on which the loan interest due has not been paid in cash, and the accumulation value minus any existing loan is less than the loan interest due.

         When a Policy enters the grace period, we will send a letter to the Policy Owner notifying the Policy Owner of: (a) the fact that the Policy entered the grace period; (b) the amount of premium or loan interest payment, as applicable, which is necessary to take the Policy out of the grace period; and (c) the date on which the Policy will lapse if the required payments are not made to us by that date. Generally, we will send our notice on the policy or layer anniversary, or the monthly policy date, on which the Policy enters the Grace Period. Failure to pay sufficient premiums (or, as applicable, loan interest due) within the grace period will result in the termination of the Policy except as otherwise provided under the Automatic Premium Loan endorsement. A proposed Policy Owner may elect to add the Automatic Premium Loan (APL) option to the Policy. If the APL provision is in effect on the Policy, and if there is sufficient net cash value at the time, then we will use the net cash value to create a loan to pay premiums if the Policy enters grace due to insufficient required premium payments during any required premium period. The loan will be allocated among the base policy and layers in the same manner as any other loan. The loan, and the associated loan interest due in advance, will be deducted from the investment options on the base policy or a layer on a pro rata basis. The premium will be allocated in accordance with the current premium allocation election for the Policy. The net premium will be allocated among the base policy and layers in the same manner as any other net premium. The loan and loan interest will be deducted from the investment options, and the premium will be credited, on the last day of the grace period, if that date is a valuation date. If the last day of the grace period is not a valuation date, however, we will deduct the loan amount, and credit the premiums, on the next valuation date. The APL option will be available during the required premium period for the base policy. It will also be available during the required premium period for any layer. Any net cash value available at the time the Policy lapses will be paid to the Policy Owner. The death benefit payable during the grace period will be reduced by the unpaid amount of insurance charges due to the date of death of the insured.

         If the Policy lapses, it may be reinstated provided it was not surrendered. To reinstate the policy, the Policy Owner must meet the following conditions:

1. Request reinstatement in writing within three years after the date of lapse and before the policy anniversary nearest the insured's age 100.

2. The insured must provide evidence of insurability satisfactory to us.

3. If any loans existed when the policy lapsed, the owner must repay or reinstate them, with interest. Interest will be compounded annually from the date of lapse at the loan reinstatement interest rate of 6.25% (5.88% in advance). Any loan interest due after the effective date of the reinstatement will be at the effective annual rate for the policy year during which the interest is due.

         4. The reinstated policy will be subject to the minimum premium requirement during the required premium period. Any increase in the face amount of the base policy will also be subject to the minimum premium requirement during the layer's required premium period. This means that the required premium period will be calculated from the original policy date or original layer date. It will not start anew.

              If the policy lapsed during any required premium period, the owner must pay a premium large enough to meet any minimum premium requirement at the time of reinstatement, with interest. Interest will be compounded annually at the reinstatement interest rate shown in the Policy Data (6.0% annual effective rate).

              If the policy lapsed after any required premium period, the owner must pay a premium large enough to cover two monthly deductions due when the policy lapsed and three monthly deductions due when the policy is reinstated. The amount equivalent to the two monthly deductions due when the policy lapsed will be used to reimburse us for the insurance provided during the grace period.

         5. You must repay any net cash value given to you at the time of lapse, with interest. Interest will be compounded annually at the reinstatement interest rate shown in the Policy Data.

         6. Surrender penalty periods in the reinstated policy will be calculated from the original policy and layer dates, as applicable.

         The effective date of a reinstatement will be the date we approve your request. We will resume taking monthly deductions for the policy as of the nearest monthly policy date. If a person other than the insured is covered by any attached rider, that person's coverage may be reinstated under the reinstatement terms of that rider.

         The accumulation value of the reinstated policy will be: any surrender penalty assessed at the time of lapse; plus any net cash value we paid you at the time of lapse; plus any loan repaid or reinstated; plus any net premium you pay at reinstatement; minus any monthly deductions due at the time of lapse.

         We will allocate any loan repaid and any net premium you pay at reinstatement according to the most recent premium allocation election we have received from you. We will restore any surrender penalty assessed at the time of lapse. We will allocate any restored surrender penalty and any net cash value you repay at reinstatement between the base policy and any layers in the same proportion as these amounts were deducted at the time of lapse. We will then allocate the base policy and layer amounts among your investment options in the same proportion as these amounts were deducted at the time of lapse.

         We will allocate the amount you pay within one valuation date after the later of:

1. the valuation date that we approve the reinstatement; or

2. the valuation date that we receive the required premium and any other payments.


         e. Correction of Misstatement of Age or Sex

         If there is a misstatement of the insured's age or sex in the application, we will adjust the excess of the death benefit over the accumulation value to that which would be purchased by the most recent monthly deduction at the correct age or sex. There will be no adjustment beyond Exact Age 100, unless the Full Death Benefit Rider is in effect on the Policy at that time.

         f. Incontestability

         Except for fraud or nonpayment of premiums, this policy will be incontestable after it has been in force during the insured's lifetime for two years from the date of issue. This provision does not apply to any rider providing benefits specifically for disability or accidental death.

         When a layer is added to this policy, this incontestability provision will start anew with respect to that layer, beginning on the layer date.

         If the base policy is rescinded for any contestable reason, we will be liable only for the amount of premiums, less any partial surrenders, surrender penalty free withdrawals, loans and loan interest due, allocated to the base policy. The policy will be rescinded as of the policy date. If a layer is rescinded for any contestable reason, we will be liable only for the amount of premiums, less any partial surrenders, surrender penalty free withdrawals, loans and loan interest due, that have been allocated to that layer. The layer will be rescinded as of the layer date.


         g.         Suicide

         If the insured dies by suicide, while sane or insane, within two years from the date of issue, we will be liable only for the amount of premiums paid, less any partial surrenders, surrender penalty free withdrawals, loans and loan interest due.

         When a layer is added to this policy, this suicide provision will start anew with respect to that layer, beginning on the layer date. If the insured dies by suicide, while sane or insane, within two years from the layer date, we will be liable only for the amount of premiums, less any partial surrenders, surrender penalty free withdrawals, loans and loan interest due, that have been allocated to that layer.



II.      "Redemption Procedure" - Surrender and Related Transactions

         The Policies provide for the payment of monies to a Policy Owner or, for death benefits, to a beneficiary, upon request to us from the Policy Owner or, for death benefits, from the beneficiary, in a form and manner acceptable to us. Generally, except for the payments of death proceeds, the imposition of Monthly Deductions and of fees and charges associated with the administration of the Policies, and the possible effect of a surrender penalty, the payee will receive a pro rata or proportionate share of the Separate Account's assets, within the meaning of the 1940 Act, in any transaction involving "redemption procedures". The amount received by the payee will depend upon the particular benefit for which the request is made, including, for example, the net cash value or death benefit. Any combined transactions on the same day that counteract the effect of each other will be allowed. We will assume the Policy Owner is aware of the possible conflicting nature of the transactions and desires their combined result. If a transaction is requested which we will not allow (e.g., a request for a decrease in face amount which lowers the face amount below the stated minimum) we will reject the whole transaction and not just the portion which causes the disallowance. The Policy Owner will be informed of the rejection and will have an opportunity to give new instructions. If the Policy Owner requests a transaction be allocated in a certain manner, and the allocation cannot be supported (e.g., a request that a loan be taken and that a portion of the loan be allocated to a sub-account which, in fact, has no value), then we will reject the transaction in full. We will then contact the Policy Owner and request new instructions. When we receive new instructions in good order, we will then reprocess the transaction on the valuation date we receive the new instructions in good order.


         a. Surrender and Partial Surrender for Cash Values; Deductions from Accumulation Value

         We will pay the net cash value within seven days after receipt, at our Administrative Office, of a signed request for surrender. Computations with respect to the investment experience of each sub-account will be made at the close of trading of the New York Stock Exchange ("NYSE") on each day that the NYSE is open. This will enable us to pay a net cash value on surrender based on the next computed value after the surrender request is received. For valuation purposes, the surrender is effective on the date we receive the request at our Administrative Office (although insurance coverage ends the day the request is mailed to us). If we receive the request on a date that is not a valuation date, then the net cash value will be determined as of the close of the next valuation date following the date we receive the request.

         The portion of the Accumulation Value equal to the value of all accumulations in the Separate Account may increase or decrease from day to day depending on the investment experience of the Separate Account. Calculation of the Accumulation Value for any given day will reflect the actual net premiums made to the Policy, expenses charged, deductions taken, investment performance of the underlying portfolio for a sub-account, and the effect of the Mortality and Expense Risk Charge.

         Administrative Charge. We deduct an Administrative Charge from each premium payment. The charge is 7% of the gross premium amount for Policies with face amounts less than $5,000,000; 6.5% for Policies with face amounts of at least $5,000,000 but less than $10,000,000; and 6.25% for Policies with face amounts of at least $10,000,000. The face amount is the sum of the face amount for the base policy and the face amount of each layer. The net premium is allocated to the Separate Account according to the Policy Owner's instructions, as described previously.

         Monthly Deductions. Beginning with the Policy Date and each monthly policy date thereafter until the policy anniversary nearest the insured's 100th birthday, we will take monthly deductions from the Policy's Accumulation Value to cover (a) the charges related to providing the death benefit and other items, (b) the monthly deduction for any riders, (c) the policy fee, and (d) the monthly expense charge per thousand. Monthly deductions apply for riders that are added to the Policy. The deductions apply while the riders are in effect, as specified in the riders. The policy fee is currently $6 per month. After the end of the required premium period for the base policy (10 policy years, generally, but five policy years for older issue ages), it may be increased to a maximum of $10 per month. The current monthly expense charge per thousand is guaranteed for the number of years in the required premium period. A maximum monthly expense charge per thousand is shown in the Policy.

         The monthly deduction rates and the monthly expense charge per thousand are determined separately for the base policy and for each layer. The charges related to the monthly deduction rates and the monthly expense charge per thousand are deducted from accumulation value of each layer and from the accumulation value of the base policy. If a layer's accumulation value is less than the monthly deduction amount for the layer, the excess monthly deduction will be taken from the accumulation value of the next most recent layers, in order, and then from the accumulation value of the base policy.

         The monthly deductions for riders and the monthly deduction for the policy fee are taken from the accumulation value of the base policy. Adding a layer on which a rider applies will generally result in a prospective increase in the monthly deduction for that rider.

         Within the base policy or a layer, monthly deductions are taken pro rata from the investment options.

         Transaction Fees. Fees may be charged for (a) transfers in excess of 18 during a policy year; (b) changes in allocations for premiums; and (c) for providing a Policy Owner more than one illustration of values in a policy year. We also assess a transaction fee for taking a partial surrender in excess of the amount eligible for surrender penalty free withdrawal after the end of any applicable surrender penalty period, as explained in the "Surrender Penalties" section, below. Fees are only charged on a Policy if the specific transactions have occurred on the Policy.


         We charge a transfer fee of up to $25 for each transfer in excess of 18 in a policy year. Currently, the transfer fee we charge is $10. We do not include the following as part of the 18 transfers each policy year, and we do not impose a transfer fee on these transactions: (a) transfers from the Money Market sub-account on the Reallocation Date;
         (b) transfers due to loans or loan repayments; (c) transfers under the Dollar Cost Averaging option or the Automatic Account Rebalancing option; (d) transfers upon receipt of notice of the death of the insured; (e) transfers due to material changes in the Separate Account or one or more sub-accounts. The transfer fee is deducted from the amounts transferred from investment options in proportion to the transferred amounts.


         We do not currently charge a fee for (a) changes in allocations for premiums; or (b) for providing a Policy Owner more than one illustration of values in a policy year. We reserve the right to charge up to $25 for each of these transactions, however. These charges, if imposed, will be allocated solely to the base policy. These charges will then be deducted pro rata from the investment options.

         Surrender Penalties. Other possible deductions from the Policy (which will occur on a Policy-specific basis) include (a) surrender penalties during the first ten policy years on surrenders for net cash value from the base policy and during the first ten layer years on surrenders for net cash value from a layer; (b) surrender penalties, during the first ten policy years or the first ten layer years, on partial surrenders in excess of the surrender penalty free withdrawal amount; (c) a $25 transaction fee on partial surrenders in excess of the surrender penalty free amount after the tenth policy or layer year; and (d) surrender penalties, during the first ten policy or the first ten layer years, for face amount decreases.

         A surrender penalty applies only on a surrender, certain partial surrenders, and decreases in face amount within the first ten policy years or layer years (or, if shorter, to the policy anniversary nearest Exact Age 100). A $25 transaction fee applies on certain partial surrenders after the end of the surrender penalty period for the base policy and for any layer. The surrender penalty is calculated as a factor per $1,000 of the base policy's face amount for the base policy. The surrender penalty is calculated as a factor per $1,000 of the layer's face amount for a layer. The base policy has a surrender penalty period and surrender penalty factors. Each layer, separately, has its own surrender penalty period and surrender penalty factors. Surrender penalty factors are based on the insured's age at issue (or, for a layer, age on the layer date), sex, underwriting classification for the base policy or the layer, and the duration of the Policy in policy years for the base policy and in layer years for a layer. The surrender penalty factor generally reduces each year on the Policy anniversary for the base policy and on the layer anniversary for a layer. The surrender penalty applies to the amount of the surrender (including partial surrenders) in excess of the surrender penalty free withdrawal amount. The surrender penalty factors for a Policy are shown in the Policy Data pages for the Policy. When a layer is added, new Policy Data pages are produced which show the surrender penalty factors for the layer.

         During any surrender penalty period on the base policy or any layer, we will assess a surrender penalty on any partial surrender amount that exceeds the amount eligible for a surrender penalty free withdrawal as described below. This excess will be attributed first to the most recent layer, if any. To the extent the excess is greater than the face amount of the most recent layer, the remainder will be attributed to the next most recent layers, in order, and then to the base policy.

         For each layer where the amount attributed equals the face amount, the surrender penalty will be equal to A times B divided by C, below. For the base policy or layer to which any lesser amount is attributed, the surrender penalty will be equal to A times B divided by D, below, but not more than A times B divided by C. For purposes of these calculations:

         A     is the amount of the excess attributed to the base policy or layer;

         B     is the surrender penalty factor for the current policy or layer year, as applicable;

         C     is 1000; and

         D     is 1000 minus the surrender penalty factor for the current policy or layer year, as applicable.

         However, if the sum of the surrender penalties for the base policy and any layers as computed by the above formulas is less than $25, the surrender penalty will be $25.

         The surrender penalty is deducted first from the most recent layer's accumulation value. Any surrender penalty in excess of the most recent layer's accumulation value will be deducted from the next most recent layers, in reverse order, and then from the base policy. The Policy Owner may not specify the layer or base policy from which the surrender penalties are to be deducted. Within a layer or the base policy, the proportionate surrender penalty for a partial surrender is allocated among the investment options in proportion of A over B, where

         A is the partial surrender amount allocated to an investment option, and B is the total amount of the partial surrender amount (surrender penalties not included).

         A face decrease may result in a surrender penalty if the face decrease is effective during a surrender penalty period. The face decrease is taken first from the most recent layer. Any portion of the face amount decrease in excess of the most recent layer's face amount will be taken form the next most recent layers, in reverse order, and then from the base policy. The Policy Owner may not specify the layer or layers from which the face decrease amount is to be taken.

         The proportionate surrender penalty for a face amount decrease is the full surrender penalty for the layer or base policy times A divided by B, where

         A is the face amount decrease of the layer or base policy, and B is the face amount of the layer or base policy immediately before the decrease.

         The surrender penalty is deducted from the accumulation value of the most recent layer first. To the extent that the accumulation value minus outstanding loan on the layer is less than the surrender penalty due for the face decrease amount, we will deduct the excess surrender penalty from the accumulation value of the next most recent layers, in reverse order, and then from the accumulation value of the base policy.

         Within a layer or the base policy, the surrender penalty for a face amount decrease is allocated pro rata among the investment options in the Policy. If there are no layers on a Policy, however, and the owner elects to allocate the partial surrender, in a form and manner acceptable to us, among specified investment options, then the surrender penalties will be deducted in the same proportions from the specified investment options.

         Surrenders and Partial Surrenders. We will make the payment of net cash surrender value and of partial surrender value out of our General Account and, at the same time, transfer assets from the Separate Account to the General Account in an amount equal to the Policy reserves in the Separate Account.

         The Policy Owner may surrender the Policy for its net cash value at any time after the end of the free look period. After the end of the free look period, the Policy Owner may request a partial surrender of a portion of the net cash value of the Policy. The portion of the surrender, if any, in excess of the surrender penalty free withdrawal amount is subject to a surrender penalty, or transaction fee, as described above.

         Each Policy year after the first, the Policy Owner may elect a surrender penalty free withdrawal. The maximum amount of such withdrawal is up to 10% of the Accumulation Value as of the effective date of the partial surrender, minus the sum of all surrender penalty free withdrawals since the last policy anniversary. In no event, however, will the maximum amount exceed the maximum amount eligible for partial surrender. This amount depends on the Accumulation Value, policy loans outstanding, surrender penalties, and future monthly deductions. The minimum amount of a surrender penalty free withdrawal is $100.

         The full surrender, partial surrender, and surrender penalty free withdrawal will be deducted from the Accumulation Value at the price computed at the end of the valuation date on which the request for the surrender, in good order, is received by us at our Administrative Office. The partial surrender amount and surrender penalty free withdrawal amount are allocated among the base policy and layers in proportion to the maximum amount available for partial surrender in the base policy or layer to the total maximum amount available for the base policy and all layers.. Within the base policy or a layer, the amount withdrawn will generally be deducted pro rata. We may permit Policy Owners to specify the allocation among the investment options on the Policy of a partial surrender and of a surrender penalty free withdrawal, if there are no layers on the policy. If one or more layers are in effect on the Policy, any partial surrender, including any surrender penalty free withdrawal, will be deducted from the applicable accumulation value on a pro rata basis only. Where permitted, if the Policy Owner specifies an allocation among investment options for the withdrawal in a form and manner acceptable to us, we will allocate the surrender amount according to the election. If the elected allocations are not supported by the Policy Accumulation Value (for example, a portion of the partial surrender amount is to be allocated to a specific sub-account but that sub-account has no value in it), the allocation election will be treated as not in good order and we will not process the request. We will contact the Policy Owner for new instructions.

         Partial surrenders in excess of the amount eligible for surrender penalty free withdrawals will reduce the face amount of the Policy if the Death Benefit Option is Option 1 and may reduce the face amount of the Policy if the Death Benefit Option is Option 3. The face amount reductions are applied first to the most recent layer. Any decrease amount in excess of the layer's face amount will then reduce the face amounts of the next most recent layers, in order, and then of the base policy.

         b.       Death Benefit

         We will normally pay a death benefit to the beneficiary within seven days after receipt, at our Administrative Office, of due proof of death of the insured and all other requirements necessary to make payment.


         Upon receipt of notice, written or otherwise, of the death of the insured, we will transfer all values in the sub-accounts under the Policy to our General Account and not permit any values to be transferred to, or to remain in, the sub-accounts.

         The death proceeds payable will depend on the option in effect at the time of death; whether the insured died before the Policy anniversary nearest Exact Age 100; and whether the Full Death Benefit Rider was in force on the Policy if the insured died on or after the Policy anniversary nearest the insured's 100th birthday.

         Prior to the Policy anniversary nearest the insured's 100th birthday, the death benefit will be based on the death benefit option in effect on the Policy at the time of the insured's death. The options are described below.

         Option 1: The death benefit will be the greatest of: (a) the total face amount of the base policy and each layer on the date of the insured's death; (b) the death benefit factor multiplied by the policy's accumulation value on the date of the insured's death; or (c) the amount required for the policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

         Option 2: The death benefit will be the greatest of: (a) the total face amount of the base policy and each layer plus the policy's accumulation value on the date of the insured's death; (b) the death benefit factor multiplied by the policy's accumulation value on the date of the insured's death; or (c) the amount required for the policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

         Option 3: The death benefit will be the greatest of: (a) the total face amount of the base policy and each layer plus the excess, if any, of all gross premium payments over the sum of any withdrawals, partial withdrawals, surrender penalty free withdrawals, partial surrenders and premium refunds on the date of the insured's death; (b) the death benefit factor multiplied by the policy's accumulation value on the date of the insured's death; or (c) the amount required for the policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

         Beginning with the policy anniversary nearest the insured's 100th birthday, the death benefit will be: (a) the death benefit factor multiplied by the policy's accumulation value as of the date of death of the insured's; or (b) the amount required for the policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code. If the Full Death Benefit Rider is in effect at policy anniversary nearest Exact Age 100, however, then the death benefit beginning with that policy anniversary will be based on the death benefit option in effect immediately before that policy anniversary and the death benefit will be determined in the same manner as it was determined before that anniversary .

         We determine the accumulation value as of the insured's date of death using the prices computed at the end of the day on which death occurred. If the insured's date of death was not a valuation date (that is, the insured died on a day when the New York Stock Exchange was not open), we compute the accumulation value based on the next valuation date's prices. We do not consider the hour of death in this determination.

         We will reduce the death benefit by any existing policy loans and by the portion of any grace period premium payment necessary to provide insurance to the date of the insured's death.

         The death benefit factors will be the greater of the factors in the Table of Death Benefit Factors included in the Policy or the factors set forth in the Internal Revenue Code of 1986 ("IRC"), as in effect at the time the policy is issued and the regulations thereunder.

         We will make payment of death proceeds out of our General Account and will transfer assets from the Separate Account to the General Account in an amount equal to the reserve in the Separate Account attributable to the Policy. The excess, if any, of the death proceeds over the amount transferred will be paid out of the General Account reserve maintained for that purpose.

         c.       Default and Options on Lapse

         The duration of insurance coverage depends upon (a) the required premium amounts being paid during any required premium periods; (b) the Accumulation Value minus outstanding loans being sufficient to cover the monthly deductions due; (c) after the policy anniversary nearest Age 100, the loan interest due and unpaid being less than the result of the Accumulation Value minus the outstanding loan; and (d) whether the Endorsement to Modify Grace Period is in effect on the Policy.

         As described previously, the Policy may enter a grace period if various conditions occur.

         Any portion of the required premium that remains unpaid at the end of the grace period will be paid by automatic premium loan, if the Policy Owner elected that option on the application, subject to the terms of the provision. We will process an automatic premium loan if there is enough net cash value to pay both the required premium due and interest due on the automatic premium loan. If there is not enough net cash value to pay both the required premium due and the interest on the automatic premium loan, we will not make an automatic premium loan. The policy will then lapse subject to the nonforfeiture provision. If the automatic premium loan is processed, the loan amount will be allocated among the base policy and layers according to the allocation rules for loans. Within a layer or the base policy, the loan amount will be deducted pro rata from the investment options, as will the loan interest paid in advance on the loan. The loan and associated premium transactions will be effective on the last day of the grace period or, if that day is not a valuation date, on the next valuation date. The net premium created by the automatic premium loan will be allocated among the base policy and layers according to the premium allocation rules. Within the base policy or a layer, the net premium will then be allocated according to the current premium allocation election. The automatic premium loan provision will terminate at the end of the required premium period. If a layer is added, the automatic premium loan provision will apply during that required premium period. The provision will terminate at the end of the required premium period.

         If a sufficient premium payment or, if applicable, loan interest payment or loan repayment, is not received during the grace period, the Policy will terminate, generally without value except for certain lapses of Policies, as described above, which lapse during the required premium period. Notice of such termination will be sent to the owner and any assignee of record. If the insured should die during the grace period, an amount sufficient to cover the amount required to provide insurance to the date of the insured's death will be deducted from the death proceeds.

         d.       Policy Loans

         The amount of any outstanding loan plus accrued interest is called "debt". When a loan is made, the portion of the assets in the Separate Account (which is a portion of the Accumulation Value and net cash value and which also constitutes a portion of the reserves for the death benefit) equal to the debt created thereby is transferred by us from the Separate Account to the General Account. We will allocate the net loan amount to the base policy and any layers in the same proportion that the maximum loan amount for each bears to the total of the maximum loan amounts for the base policy and all layers. Within a layer or the base policy, allocation of the loan among sub-accounts will generally be pro rata, but we will allow the Policy Owner to specify an allocation in a form and manner acceptable to us if there are no layers on the Policy. All loans taken when a layer is in effect on the Policy will be allocated pro rata within layers and the base policy. Where permitted, if the Policy Owner specifies allocation of the loan among the investment options on the Policy, if the elected allocations are not supported by the Policy Accumulation Value (for example, a portion of the net loan amount is to be allocated to a specific sub-account but that sub-account has no value in it), the loan request will be considered not in good order. We will not process the request. We will contact the Policy Owner for new instructions. When we receive new instructions in good order, we will reprocess the loan request as of the date we receive the new instructions in good order.

         Loan interest is due in advance. Loan interest for a layer or the base policy is taken in proportion to the loan taken from the layer or base policy. Loan interest deductions are always allocated pro rata among the investment options for the layer or base policy. Loan interest is a part of the outstanding loan.

         The loan request will be effected at the value computed at the end of the valuation date on which we receive the loan request in good order. Loans of less than $10,000 may be requested by telephone subject to our current rules on telephone access privileges.

         The portion of the Accumulation Value in each sub-account equal to the Policy loan allocated to such sub-account will be transferred to the Fixed Account, and the number of Units equal to the Accumulation Value so transferred will be canceled. Because of the transfer, a portion of the Policy is not variable during the loan period and, therefore, the death benefit and the net cash value are permanently affected by any debt, whether or not repaid in whole or in part.

         Loan interest credited to the policy on outstanding loans will be 4.0%. The loan interest charged will be based on the policy duration when the interest is due:

         During policy years 1-10, the effective annual loan interest rate will not exceed 6.25% (5.88% in advance).

         During policy years 11and later, the effective annual loan interest rate will not exceed 4.25% (4.08% in advance).

         Currently, we charge loan interest at a rate of 6.0% (5.66% in advance) during policy years 1-10; and 4.00% (3.84% in advance) during policy years 11 and later.

         Interest is payable in advance at the rates shown above. Interest is payable at the time the loan is taken until the next Policy anniversary. Loan interest is due on each Policy anniversary. Loan interest paid in cash by the Policy Owner will be treated as a loan repayment. If there is an outstanding loan as of the policy anniversary, we will create a new loan for the interest due and will add it to the outstanding loan. The new loan will be allocated among the layers and the base policy in proportion to the outstanding loan among the layers and the base policy. Within a layer or the base policy, the loan interest will be allocated pro rata among the investment options. Deductions for loan interest will be taken on the Policy anniversary on which the loan interest is due, if the Policy anniversary is a valuation date. If that anniversary is not a valuation date, we will deduct the loan amounts pro rata on the next valuation date.

         Failure to repay a loan will not necessarily terminate the Policy. If the Accumulation Value net of outstanding loans is not sufficient to cover the monthly deductions, however, the Policy will go into a 61-day grace period as described above.

         In addition to requested loans, we will also process an automatic premium loan as described previously.

         The Policy Owner may not specify the layer or base policy from which a loan is to be taken.

         f.       Transfers Among Sub-Accounts

         Amounts may be transferred, upon request, at any time from any sub-account of the Separate Account to one or more other sub-accounts. We may limit the number of sub-accounts that may have value in them. Currently, a Policy Owner may have value in all 19 sub-accounts plus the fixed account. Transfers requested (other than automatic transfers under the Dollar Cost Averaging or the Automatic Account Rebalancing options) which relate to one or more sub-accounts of the Separate Account will take effect as of the receipt of a request in good order in a form and manner acceptable to us at our Administrative Office. The first eighteen transfers in a Policy year are free of charge; however, we will deduct an administrative charge of up to $25 for additional transfers in a Policy year. Currently, we charge $10 for each additional transfer in a Policy year. Transfer fees are deducted proportionately from sub-accounts according to the ratio of the transfer from a sub-account over the total amount of transfers from all sub-accounts from which transfers were taken. Transfers resulting from Policy loans, reallocation of Policy Value on the Reallocation Date, transfers under automatic transfer options (Dollar Cost Averaging and Automatic Account Rebalancing), transfers upon notice of the insured's death, and transfers due to a material change in investment policy of portfolio are not be subject to a transfer charge, and will not be counted for purposes of the limitation on the number of `free' transfers allowed in each Policy year. The Policy Owner may not transfer values from one layer to another or to the base policy. We will transfer accumulation values remaining in a layer if that layer's face amount was reduced to zero by a face amount reduction. We will transfer such values to the base policy and will transfer them to the same investment options in the same amounts as were in effect on the layer. Transfers requested when a layer is in effect on the policy will be allocated among the base policy and the layers in proportion to the sub-account values in the affected investment option on the layer or base policy to the total of the sub-account value in the affected investment option on the Policy. Automatic Account Rebalancing transfers are accomplished separately on each layer and the base policy, with the transfers taking place within the accumulation value for the base policy or accumulation value for a layer. Accumulation values are not transferred between or among the base policy and layers.


         g.       Right to Examine Policy ("Free Look") Procedures

         The Policy Owner has the right to examine and cancel the Policy be returning it to us along with a written request for cancellation to us or one of our representatives by the later of 10 days (or such longer period required by state law due to replacements or other reasons) after the Policy Owner receives the Policy.

         If the Policy provides for a full refund under its "Right to Examine Policy" provision as required in a particular state, the refund will be the total amount of premiums received by us for payment to the Policy. If the Policy does not provide for a full refund, the refund will be the amounts allocated to the Fixed Account, the portion of the Accumulation Value in the Separate Account, and all fees, charges and taxes that have been imposed.


h.       Other Benefits and Options


         The policies will also contain a Guaranteed Exchange Option whereby the Policy Owner can exchange this Policy for a fixed life insurance policy anytime during the first 20 policy years, subject to specific conditions. If this option is exercised, the exchange will generally occur not later than the second valuation date following the date on which we receive all required information, including any minimum required premium, necessary to issue the new policy. We may limit exchanges to the policy anniversary next following the date we receive the request to exchange in a form and manner acceptable to us. The policy values exchanged will be those as of the date of the exchange.

         Additionally, an Accelerated Death Benefit Rider will be added to the Policy if the rider is approved in the state of issue. Under this rider, a portion of the death benefit may be paid prior to the insured's death if the insured is diagnosed as having a terminal illness, subject to the conditions of the rider. The benefit will be deducted from the Policy's investment options on a pro rata basis at the price established at the close of the valuation date on which we approve the benefit payment. Under the terms of the rider, we also reduce the death benefit by an amount in excess of the benefit amount, and we also adjust the accumulation values and net cash values proportionately to the reduction in the death benefit.

         A Waiver Provision Rider may be added to the Policy if the insured qualifies for the rider. Under this rider, we will waive the monthly deductions during the period that the insured is disabled. We will also waive the required premiums otherwise due under any required premium period.